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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

 CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(G) OF
    THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS
       UNDER SECTIONS 13 AND 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

                                                 Commission File Number: 0-28596

                              The North Face, Inc.
             (Exact name of registrant as specified in its charter)

                               2013 Farallon Drive
                              San Leandro, CA 94577
                                 (510) 618-3500

  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

               Common Stock, Par Value $0.0025 Per Share
           (Title of each class of securities covered by this form)

                                      None
              (Title of all other classes of securities for which a
           duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule/provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a) (1) (i)         [x]           Rule 12h-3(b) (1) (i)         [x]
Rule 12g-4(a) (1) (ii)        [_]           Rule 12h-3(b) (1) (ii)        [_]
Rule 12g-4(a) (2) (i)         [_]           Rule 12h-3(b) (2) (i)         [_]
Rule 12g-4(a) (2) (ii)        [_]           Rule 12h-3(b) (2) (ii)        [_]

Approximate number of holders of record as of the certification or notice date: One.

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, The North Face, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



                                                  THE NORTH FACE, INC.

Date: August 14, 2000                             By: /s/ Karl Heinz Salzburger
                                                      -------------------------
                                                    Name: Karl Keinz Salzburger
                                                    Title:   President